Exhibit 99.2

Statement of Jim Hartman, CEO, Mark Kraus, Delivery Systems Division President and Vince Owens, Lead Technologies Division President

Enpath Medical, Inc.

April 20, 2004

 Welcome to the Enpath Medical first quarter, 2004 conference call.  Thank you for joining us today.  I am Jim Hartman, Chairman and Chief Executive Officer of Enpath Medical.  My comments today will contain forward-looking statements that involve risks and uncertainties.  Any number of factors could cause our results to vary from those that may be anticipated by some statements made today.  You should read our press release issued this morning and our SEC filings, specifically our 2003 Annual Report on Form 10-K filed in March, for a listing of some of the factors that could cause results to differ materially.

This is our first full quarter as Enpath Medical and as the merged business of the former Medamicus, Inc. and BIOMEC Cardiovascular, Inc. that occurred on October 23, 2003.  Joining me on the call today is Vince Owens, formerly President and CEO of BIOMEC Cardiovascular (“BCI”) and now President of the Lead Technologies Division of Enpath Medical.  Also with me is Mark Kraus, who has served as the head of our current business operations since 1999 and Chief Operating Officer since 2001, and is now president of our Delivery Systems business unit.

During my remarks today I will highlight certain aspects of our first quarter financial results that were not covered in our press release issued this morning, Mark and Vince will review the key growth opportunities we see in our future, and then I will provide our outlook and guidance for the upcoming quarter and remainder of the year.   Following these remarks, we will open the call to your questions.

I want to preface my comments on our first quarter results by calling attention to the fact that we have combined the results of our newly acquired business with those of our existing business commencing October 23, 2003.  Our first quarter results comparisons reflect both Divisions in 2004 but only the Delivery Systems business in 2003.  As I refer to our two businesses, I will use the name Delivery Systems Division or Delivery group or business to indicate the former Medamicus and the Lead Technologies Division or Leads group or business to refer to the recently acquired BIOMEC Cardiovascular.

First quarter revenues were $7.3 million, compared to $4.7 million in the first quarter of 2003, a 56% increase.  Sales at the Delivery Systems Division increased approximately $200,000 to $4.9 million in the first quarter, or just over 4%, when compared to the previous year.  This was the largest sales quarter in the Division’s history.  Sales of our core introducer product line increased from $3.5 million to $3.7 million.  Sales of advanced delivery components to Medtronic increased $150,000 in the quarter and safety needle sales improved from $150,000 to $175,000 related to having Cook on board as our US single pack distributor, although their sales effort is just commencing.  Contract manufacturing and engineering services sales declined $200,000.

We expect to start shipping larger quantities of our FlowGuard introducer in the second quarter now that most of our customers have completed their evaluations of the changes we’ve made to rectify our design issue.  On the other hand we do not expect orders from several of our customers for other introducer products to be quite as strong as the first quarter based on historical order patterns and consequently we expect second quarter sales at the Delivery Systems Division to be about equal or a bit less than first quarter sales.

Sales growth at our Lead Technologies Division came primarily from sales of proprietary products, that is, epicardial lead wires and adaptors plus a more modest increase in contract manufacturing sales.  As anticipated, the sales growth at the Leads Division of 29%, while encouraging, reflects a slower growth rate than was experienced over the past year.  The Division’s largest customer informed us earlier in the quarter that they are overstocked in both leads and accessories and will be placing smaller orders through the first half of 2004 to rectify the situation.  Additionally, we discontinued several small contract manufacturing projects at year-end because they did not meet our gross margin targets and were not consistent with the core focus of our business.  We have initiated the transfer of another larger contract manufacturing job out of our facility in the second quarter.  As a result, we expect second quarter sales to improve only modestly over the first quarter.

Gross margins for the Delivery Systems business were 46.3% compared to 44.4% a year ago resulting primarily from improved manufacturing processes leading to reduced production variances and greater efficiencies.  One year ago we manufactured safety needles manually in order to launch the safety needle in Medtronic kits.  That manual effort negatively affected last year’s gross margins.

Gross margins at our Leads Division were only 21% for the quarter.  Higher staffing levels than required that were adjusted downward late in the first quarter in response to the reduced orders from our largest customer as well as production yield challenges related to the ramp-up of several new adaptor line items were primarily the cause of the reduced margin levels.  In addition, while the termination of the contract manufacturing projects referred to above were consistent with our long-term strategy of focusing on our proprietary products, those projects did absorb a certain amount of our fixed overhead.  We anticipate margin performance will improve in the second quarter and to greater degree in the second half of the year as we increase sales of higher margin proprietary products and absorb more of our manufacturing capacity costs.

Our research and development expenditures, consistent with previous guidance, increased nearly three-fold to over $1,000,000 in the quarter compared to $358,000 for the same quarter last year when we had just the one division.  As a percentage of sales, R & D was 14.3%, substantially higher than our business model of 10%.  These increased expenditures were planned and are vitally important initiatives toward the future success of our company.  The most important and most costly work relates to our epicardial steroid lead that Vince will update our progress for you in a moment.  We are also conducting significant R & D work on steerable introducers for our own family of fixed curve and steerable devices that we intend to submit for FDA approval as well as continuing our work with other medical device companies providing our delivery system for the delivery of their particular proprietary therapy.  We expect R & D expenditures in the second quarter to exceed the first quarter and then begin to decline to a rate more consistent with our business model of 10% of sales by the fourth quarter of this year.

As previously announced, effective April 1, 2004, we combined the sales organizations of our two divisions into one unit.  Jim Mellor, VP of Sales and Marketing at our Leads Division and a fifteen-year Medtronic veteran assumed the role of VP of Sales and Marketing for the combined entity.  Jim Reed, Director of Sales and Marketing at the Delivery Systems Division since January 2002, assumed the new role of Director of Sales for the Company.  We believe this new organization will be far more responsive to our customers, and give us a much better opportunity for maximizing our revenue from the three large cardiac rhythm management companies.  Our sales and marketing expenses for the quarter were $367,000 or approximately 5% of sales, consistent with our business model.

As we discussed in our press release of January 22, 2004, approximately $6 million of the BCI purchase price was allocated to identifiable intangible assets that are being amortized over their estimated lives ranging from five to thirty years.  As a result, we are incurring an annual charge to earnings of approximately $610,000 per year for the next six years, or $153,000 per quarter, and then lesser amounts in future years.  The amortization in our first quarter resulted in a charge of $55,000 to cost of goods sold, $64,000 to research and development and $34,000 to selling, general and administrative.  These charges resulted in a $.02 a share reduction in our EPS

Our cash situation is strong and we have positive cash flow from operations.  We were able to make the March 31 contingent payment to BIOMEC, Inc. without utilizing any of our $3,000,000 line of credit.

That first contingent payment related to the Biomec acquisition was $3,032,000.  It was paid on March 31, 2004, 40% in cash and 60% in stock.  The stock price used to determine the number of shares issued was $13.62.  Therefore, we issued approximately 133,600 shares to Biomec on March 31, 2004, and paid approximately $1.2 million in cash.   A second contingent payment is due to Biomec on March 31, 2005.  We currently estimate that payment will be in a range of $6 million to $8 million and it will be paid 80% in stock and 20% in cash.  The stock to be issued as a result of that payment will be valued at no less than $11.56 and no more than $15.63 per share.

Before the end of April, we expect BIOMEC Inc., the former parent of Biomec Cardiovascular, the company we acquired last October, will distribute pro rata to its 213 shareholders approximately 1,066,000 shares of fully registered Enpath stock.  In February 2004, I made a presentation to the Board of Directors of BIOMEC Inc. familiarizing them with the prospects of Enpath Medical.  We will be providing to each of the larger holders information on how to contact the market makers in our stock each of whom is aware of potential institutional interest in Enpath.  We are enthusiastic about this new shareholder group who are very knowledgeable of the opportunities of the Lead Technologies Division, formerly BIOMEC Cardiovascular.

Now I’d like to turn the presentation over to Mark and Vince to update you on their development projects and the market opportunities those new products will be addressing.  First Mark Kraus, President of our Delivery Systems Division.

Good afternoon.  In late February we received notification from the FDA that we could begin distribution of our FlowGuard introducer with our design change.  The FlowGuard valved introducer is designed to reduce blood loss and minimize the risk of an air embolism during various access procedures.  While the delay was unfortunate, the interest level for the product did not diminish during the redesign period, and we officially began making commercial shipments of the product last week.  The first sizes released to market have been designed for the introduction of large diameter dialysis catheters.  We targeted the dialysis catheter market first because it is the venous access procedure with one of the highest risks for an air embolism.  We have also been diligently working on the qualification of the product in smaller sizes, which will be used to introduce other central venous catheters and pacing leads.  All sizes of the product should be available for sale by the end of the second quarter.  Once all of the sizes are qualified, roughly 75% of the 4 million venous access procedures performed annually could be performed with a FlowGuard introducer.

During the quarter, we completed the primary design work on a new safety introducer for gaining access to a peripheral vein in order to insert a drug infusion catheter or more commonly referred to as a PICC (peripherally inserted central catheter) line.  This introducer combines the benefits of a safety needle with our world-class micro-introducers.  We will be submitting for 510(k) regulatory approval during the second quarter, and we are in active discussions with several customers regarding distribution opportunities.  Our goal is to launch the product in the third quarter.

For many months now we have been discussing our efforts in the design and subsequent manufacture of more sophisticated delivery introducers and the new interventional procedures enabled by these introducers. Some of the primary therapies that can utilize this type of sophisticated introducer are the treatment of Atrial Fibrillation, Cardiac Resynchronization Therapy or CRT, Septal Defect repair and Mitral Valve repair. The most significant advantage of these types of sophisticated introducers is that they have the potential to transform highly invasive procedures into minimally invasive ones where access is gained through the vascular system rather than by open surgery.  The introducer is designed in a way that allows the end of the introducer that is inserted into the body to be steered or articulated by a mechanism on the opposite end of the introducer.  Once the introducer has been inserted into the body and advanced to the proper location within the heart, the physician can simply steer the mechanism on the outside of the body to redirect the tip of the introducer inside the body to ensure proper positioning of the therapeutic device.

During the first quarter, a majority of the Delivery Systems Division R&D expense was associated with these new introducers, due to the fact that two of our customers have provided new aggressive schedules for completion of their devices.  Based on these accelerated schedules, we are anticipating that our OEM partners will be able to begin their clinical studies sometime during the fourth quarter of this year.  We have also begun accelerating our design efforts on an Enpath Medical general-purpose steerable introducer.  Physician feedback has indicated that this type of device would be very beneficial in assisting the completion of a number of interventional radiology and cardiology procedures.  At this time, we believe that we will be able to submit for 510(k) clearance sometime in the 3rd quarter, with sales likely beginning in early 2005.  Now I’ll turn the talk over to Vince Owens to update you on the Leads division.

Thanks Mark.  As Jim mentioned, we are near the end phase of development for our Steroid-eluting epicardial lead, which we will call Myopore Rx.  The addition of the steroid will reduce scar tissue and help improve electrical conductivity of the lead.  When released in Europe later this year, this patented lead will be the only steroid eluting sutureless epicardial lead for cardiac resynchronization therapy (or CRT) procedures on the market.  In CRT procedures, the cardiologist or electrophysiologist must pass a transvenous lead through the heart to reach a target vein near the outside wall of the left ventricle.  In 15-20% of these cases, either the patient is not indicated for this type of lead placement, or the physician is unsuccessful in placing the lead in the target location because of the complexity of the procedure and variations in patient anatomy.  This 15-20% of CRT procedures represents the market opportunity for Myopore Rx steroid eluting lead.  From industry market reports and analyst data, we believe that total CRT procedures will grow from 68,000 in 2003 to approximately 140,000 in 2006, resulting in a market opportunity for our lead of 12,000 in 2003, growing to 24,000 in 2006.  Our average selling price for this lead will be in the $500 - $600 per unit range, depending on volume.  We anticipate that the Myopore Rx, being the only steroid-eluting epicardial lead of its type, has the potential to capture a significant portion of the available market over time.

In order to ensure that the Myopore Rx becomes the market leading epicardial lead for CRT, we are developing a steerable implant tool called Fastac Flex, to allow surgeons to more easily and less invasively implant the Myopore Rx lead.  The Fastac Flex is a steerable single-use device that allows surgeons to deliver our epicardial lead to the target site on the left side of the heart  and implant the lead using controls outside the patient’s body.  We believe this device will become the implant tool of choice for the 15 — 20% of CRT procedures that require epicardial leads. We expect the device to sell for approximately $350-$450 depending on volume, compared to providing our current tool at no cost, and the unit market potential is comparable to the potential for the Myopore Rx leads provided earlier.

It is important to note that our current non-steerable introducer carries no incremental selling price above our current Myopore lead’s selling price of $400 - $500 per unit.  When the steroid-eluting Myopore Rx and new Fastac Flex enter the market later this year, we will have increased our average selling price for CRT procedures from $400 - $500 per case to $850 - $1050 per case.

Enpath’s Lead Technologies division is very optimistic about the role we can play in emerging neurostimulation therapies.  We expect stimulation lead demand for neurological applications to grow from 50,000 units in 2003 to 150,000 units in 2007.  We are currently assisting five companies in developing and manufacturing stimulation leads for emerging applications in the brain and elsewhere in the central nervous system.  In addition, we have entered into a letter of intent with a world-renowned healthcare institution to co-develop a “next generation” deep brain stimulation lead for essential tremor, Parkinson’s, and other neurological disorders.  As is the case with our patented cardiovascular lead technologies, we plan to partner with established medical device companies to distribute our neurostimulation lead technologies to physicians and hospitals.  Because we are a smaller, focused organization, we believe we can play a significant role in accelerating the development and market acceptance of new therapies, by continuing to develop new stimulation leads with improved performance characteristics that can be implanted less invasively.

Thanks Vince and Mark for that update.  As you can see, we have a number of new products that will begin to enter the market in the second half of the year and into 2005.  Achievement of our revenue growth goals and meeting the objectives set forth in our guidance today is based upon reaching the following key milestones:

1.               We expect to receive European approval to commence sales of our steroid eluting epicardial lead in the fourth quarter and FDA marketing approval by the end of the year for US release in the first quarter of 2005.

2.               We expect to have our new Fastac Flex epicardial lead placement tool on the market by the latter half of the third quarter.

3.               The smaller sizes of the FlowGuard valved introducer will be on the market starting in the third quarter of this year.

4.               The safety PICC introducer will be approved and ready for marketing by the end of the third quarter.

5.               We expect to gain FDA marketing approval on our proprietary line of steerable advanced delivery introducer systems by the end of 2004 for sales starting in the first quarter of 2005.

Within that framework, let me provide some guidance for the remainder of 2004.  We’ve modified our 2004 revenue projection from a 70-80% increase over 2003 revenues to a 65-75% increase.  This change reflects the reduced sales we anticipate to our largest Leads Division customer that is rectifying an overstock situation as well as the elimination of a contract manufacturing job that we have asked the customer to take elsewhere because it is low margin and does not fit within our strategic objectives.  I expect second quarter sales to approximate the first quarter with revenue improvements in the third quarter related to the launch of our smaller sized FlowGuard for pacing and port procedures as well as the epicardial lead implant tool.  In the fourth quarter, if we meet our milestones set out above, we would anticipate revenues to commence from the Safety PICC, accelerating sales of advanced delivery systems related to our customers’ FDA marketing approval requirements, and sales of our steroid lead outside the US followed by sales in the US beginning in the first quarter of 2005.

We expect gross margins for the remainder of the year will fall between 40 and 44% although second quarter margins will likely be at the low end of that range.  We expect research and development expenditures to exceed 15% of sales in the second quarter and into the third quarter as the most costly portion of the work on the steroid lead is to be completed and should then begin to decline towards the 10% level by the fourth quarter as anticipated in our business model.  Selling, general and administrative costs should range from 15 to 17% of sales, higher in the upcoming quarter and then towards the lower end of the range as sales accelerate in the second half of the year.  In summary, while we will be extremely busy in the second quarter bringing our various development projects towards closure, we do not anticipate any significant improvement in our second quarter results when compared to the first quarter.  It is the second half of 2004 and more significantly 2005 when we expect the research and development investments we are making today to result in an acceleration of sales and net income.

Please be reminded that our annual shareholder meeting will take place at 3:45 PM on April 29 at the Radisson Plymouth Conference Center, just off I-494 and Highway 55.  We welcome the opportunity to meet any of you that can attend.   Our management team will be on hand to answer questions about our operations and we’ll have a full complement of our product line on display.

Our vision for our new company is to be the leading innovator and provider of delivery systems and specialty stimulation leads to the medical device community.  We believe we will realize this vision because we are establishing an impressive cast of key opinion leaders in the physician community to fuel our pipeline of new products, we have the highest commitment to unparalleled customer service delivering quality products on time, and we have a highly dedicated and motivated workforce that is committed to building a very special and very successful organization.

Thank you for listening today.  Mark, Vince and I will answer any questions you may have.